Exhibit 99.1

DBV Technologies Reports First Quarter 2023 Financial Results

•	DBV closes Q1 2023 with cash and cash equivalents of $192.3 million.

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a clinical-stage biopharmaceutical company, today reported financial results for the first quarter of 2023. The quarterly financial statements were approved by the Board of Directors on May 4, 2023.

Financial Highlights for the First Quarter and the Three Months Ended March 31, 2023

The Company’s unaudited consolidated financial statements for the three months ended March 31, 2023, are prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

Cash and cash Equivalents

(in millions of USD)	Three months ended March 31,
	2023	2022

Net cash & cash equivalents at the beginning of the period	209.2	77.3
Net increase/(decrease) in cash & cash equivalents, of which:	(16.9)	(3.2)
Net cash flow used in operating activities	(20.8)	(1.5)
Net cash flow provided by / (used in) investing activities	-	-
Net cash flow provided by / ((used in) financing activities	-	(0.1)
Effect of exchange rate changes on cash & cash equivalents	3.9	(1.6)

Net cash & cash equivalents at the end of the period	192.3	74.1

Cash and cash equivalents amounted to $192.3 million as of March 31, 2023, compared to $209.2 million as of December 31, 2022, which is a net decrease of $16.9 million due to:

(1)

$20.8 million of cash used for operations, mainly driven by the impact of the initiation of the VITESSE trial in early March 2023. Cash used for operations increased by $19.3 million compared to the same quarter last year. During the first quarter of 2022, the Company received $20.9 million from French tax authorities as reimbursement of 2019 and 2020 research tax credits.

(2)

Partially offset by a $3.9 million positive impact of changes in exchange rates. The Company’s treasury position, stated in US Dollars, has been impacted by an appreciation of the Euro against the US Dollar during the first quarter of 2023.

Operating Income

In millions of USD	Three months ended March 31,

	2023	2022	Variation

Research tax credits	1.8	1.5	+0.3	+20%

Other operating income	0.4	1.0	-0.6	-60%

Operating income	2.2	2.5	-0.3	-12%

Operating income amounts to $2.2 million as of March 31, 2023, compared to $2.5 million as of March 31, 2022, which is a decrease of $0.3 million due to:

(1)

$0.3 million increase in the Research Tax Credit estimate as research and development costs increased during the first quarter in 2023 compared to the same quarter in 2022, mainly due to the initiation of the VITESSE trial.

(2)	Offset by a $0.6 million decrease in other operating income that consists of revenues recognized in advance of the completion of the collaboration agreement with Nestlé Health Science (“NHS”).

Operating Expenses

In millions of USD	Three months ended March 31,

	2023	2022	Variation

Research & Development	16.0	12.2	+3.8	+31%

Sales & Marketing	0.4	0.5	-0.1	-20%

General & Administrative	6.9	6.6	+0.3	+5%

Operating expenses	23.3	19.3	+4.0	+21%

Operating expenses amounted to $23.3 million as of March 31, 2023, compared to $19.3 million as of March 31, 2022, which is an increase by $4.0 million mainly driven by research and development expenses to support initiation of the VITESSE trial.

Net Loss and Net Loss per Share

	Three months ended March 31,

	2023	2022	Variation

Net income / (loss) (in millions of USD)	(20.5)	(16.7)	-3.8	-23%

Basic / diluted net income / (loss) per share (USD/share)	(0.22)	(0.30)	+0.1	+27%

Net result for the three months ended March 31, 2023 is a loss amounting to $20.5 million, compared to a loss amounting to $16.7 million for the same period in 2022.

On a per share basis, net loss (based on the weighted average number of shares outstanding over the period) is $0.22 for the three months ended March 31, 2023.

CONDENSED STATEMENT OF CONSOLIDATED FINANCIAL POSITION (unaudited)

In millions of USD	March 31, 2023	December 31, 2022

Assets	232.9	246.5

of which cash & cash equivalents	192.3	209.2

Liabilities	53.8	52.1

Shareholders’ equity	179.1	194.5

of which net result	(20.5)	(96.3)

CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

In millions of USD	Three months ended March 31,
	2023	2022

Revenues	2.2	2.5

Research & Development	(16.0)	(12.2)

Sales & Marketing	(0.4)	(0.5)

General & Administrative	(6.9)	(6.6)

Restructuring income/(expenses)	-

Operating expenses	(23.3)	(19.3)

Finance income/(expenses)	0.6	0,2

Income tax	-	(0.1)

Net gain/(loss)	(20.5)	(16.7)

Basic/diluted net gain/(loss) per share attributable to shareholders	(0.22)	(0.30)

CONDENSED STATEMENT OF CONSOLIDATED CASH FLOW (unaudited)

In millions of USD	Three months ended March 31,
	2023	2022

Net cash flows provided / (used) in operating activities	(20.8)	(1.5)

Net cash flows provided / (used) in investing activities	-	-

Net cash flows provided / (used) in financing activities	-	(0.1)

Effect of exchange rate changes on cash & cash equivalents	3.9	(1.6)

Net increase / (decrease) in cash & cash equivalents	(16.9)	(3.2)

Net cash & cash equivalents at the beginning of the period	209.2	77.3

Net cash & cash equivalents at the end of the period	192.3	74.1

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, and is DBV Technologies’ method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV Technologies’ food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France, and North American operations in Basking Ridge, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV’s financial condition and planned clinical efforts. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, including the impact of the COVID-19 pandemic, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the French Autorité des Marchés Financiers (“AMF”), DBV’s filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023, and future filings and reports made with the AMF and SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Investor Contact

Anne Pollak

DBV Technologies

+1 857-529-2363

anne.pollak@dbv-technologies.com

Media Contact

Angela Marcucci

DBV Technologies

+1 646-842-2393

angela.marcucci@dbv-technologies.com

Viaskin and EPIT are trademarks of DBV Technologies.